UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A / A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MANITEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

MICHIGAN	42-1628978
(State of incorporation or organization)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois	60455
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be so Registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:                                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Securities to be Registered.

On October 2, 2018, Manitex International, Inc. (the “Company”) entered into a second amendment (the “Second Amendment”) to its Rights Agreement, dated as of October 17, 2008, as amended by that certain First Amendment to Rights Agreement, dated as of May 24, 2018 (as amended, the “Rights Agreement”). The main modification to the Rights Agreement resulting from the Second Amendment is the extension of the final expiration date of the rights under the Rights Agreement to September 13, 2028.

The Company described the material terms of the Rights Agreement in Item 1 of its Registration Statement on Form 8-A, dated October 20, 2008, and incorporates that description herein by this reference, appropriately modified as set forth above. The foregoing is only a summary of certain terms and conditions of the Second Amendment and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 1 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

1	Second Amendment to Rights Agreement dated as of October 2, 2018, by and between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated October 3, 2018).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MANITEX INTERNATIONAL, INC.

Date: October 4, 2018	By:	/s/ David J. Langevin
	Name:	David J. Langevin
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1	Second Amendment to Rights Agreement dated as of October 2, 2018, by and between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated October 3, 2018).